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                                                                   EXHIBIT 23.7


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the use of our report dated March 15, 1996 with respect to the financial statements of Page America Group, Inc. included in the Proxy Statement of Page America Group, Inc. that is made a part of the Registration Statement (Form S-4 filed on February 5, 1997) and Prospectus of Metrocall, Inc. for the registration of shares of common stock, common stock equivalent convertible preferred stock, and Series B junior convertible preferred stock of Metrocall, Inc.



                                            /s/ ERNST & YOUNG LLP

Hackensack, New Jersey
February 4, 1997